SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2006

XM SATELLITE RADIO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27441	54-1878819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1500 Eckington Place, N.E. Washington, DC	20002
(Address of principal executive offices)	(Zip Code)

(202) 380-4000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As indicated in Item 5.02 below, on October 3, 2006, we received a letter from Mr. George Haywood tendering his resignation from our Board of Directors, for personal reasons. A copy of that letter is attached to this filing. We are grateful for Mr. Haywood’s contributions to XM, his insight and acumen as a member of our Board, and his statements of ongoing support. Our Board is currently made up of ten directors, five of whom are independent. In this connection, The NASDAQ Stock Market, Inc. has notified us that our current Board composition is not in compliance with NASDAQ Rule 4350(c)(1) due to our board of directors no longer having a majority of independent directors as defined by NASDAQ Rule 4200(a)(15). We expect to have a Board composed of a majority of independent directors no later than our next annual meeting, as contemplated by applicable NASDAQ rules.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 3, 2006, we received a letter from Mr. George Haywood tendering his resignation from our Board of Directors, including the Nominating Committee, for personal reasons. A copy of that letter is attached to this filing. Mr. Haywood’s resignation was not because of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies, or practices.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release, dated October 4, 2006.

Exhibit 99.2	Letter of resignation from Mr. George Haywood, dated October 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XM SATELLITE RADIO HOLDINGS INC.

Date: October 4, 2006	By:	/s/ Joseph M. Titlebaum
Joseph M. Titlebaum General Counsel and Secretary

EXHIBIT INDEX

Exhibit Document

99.1	Press release, dated October 4, 2006.

99.2	Letter of resignation from Mr. George Haywood, dated October 3, 2006.